Exhibit 10.32

OSHKOSH CORPORATION
(a Wisconsin corporation)

2017 Incentive Stock and Awards Plan
            Restricted Stock Unit Award Agreement (International)

«Name»
«Participant ID»

Oshkosh Corporation (the “Company”) and you hereby agree as follows:

You have been granted an award of Restricted Stock Units under the Oshkosh Corporation 2017 Incentive Stock and Awards Plan, as amended (the “Plan”), with the following terms and conditions:

Grant Date:     «Date»

Number of Restricted Stock Units:    «Number»

Vesting Schedule: The Restricted Stock Units vest over three (3) years, with one-third (1/3) of your total Restricted Stock Units vesting on each of the first three anniversaries of the Grant Date.

You will forfeit any Restricted Stock Units that are not vested as of the date of your termination of employment for any reason other than death or Disability. Any Restricted Stock Units that are not vested will become fully vested on the date your employment terminates as a result of death or Disability or, to the extent provided in the Plan, upon a Change in Control. Notwithstanding the foregoing, if, on the date your employment terminates as a result of death or Disability, your employment could have been terminated for Cause, all of your Restricted Stock Units will be forfeited as of such date.

Settlement of Restricted Stock Units: As soon as practicable after any of your Restricted Stock Units vest (but no later than two-and-one-half months from the end of the fiscal year in which vesting occurs), the Company will settle such vested Restricted Stock Units by delivering an amount of cash equal to the Fair Market Value, determined as of the vesting date, of a number of Shares equal to the number of Restricted Stock Units that have vested.

Restrictions on Transferability: You may not sell, transfer, assign or otherwise alienate or hypothecate any of your Restricted Stock Units other than to the extent permitted by the Plan. Any attempted sale, transfer, assignment or other alienation or hypothecation other than as permitted by the Plan will be null and void.

Rights as Shareholder: You will not be deemed for any purposes to be a shareholder (including voting and entitlement to dividends) of the Company with respect to any of the Restricted Stock Units.

Dividend Equivalents: If the Company declares a cash dividend on the Stock for which the record date is on or after the Grant Date and prior to a vesting date for Restricted Stock Units, then (i) to the extent the payment date for such dividend occurs prior to a vesting date for Restricted Stock Units, you will be credited with an additional number of Restricted Stock Units on the payment date equal to (a) the amount of the cash dividend that would be payable with respect to a number of Shares equal to the number of your Restricted Stock Units that had not vested as of the record date divided by (b) the Fair Market Value of a Share on the payment date; or (ii) to the extent the payment date for such dividend occurs on or after a vesting date for Restricted Stock Units, you will be paid in cash on the payment date the amount of the cash dividend that would be payable with respect to a number of Shares equal to the number of your Restricted Stock Units that had not vested as of the record date. In the case of clause (i), the additional Restricted Stock Units you receive will be subject to the same terms and conditions as the Restricted Stock Units with respect to which the dividend equivalents were credited.

Tax Withholding: To the extent that the receipt, vesting or payment of the Restricted Stock Units, or the occurrence of another event relating to the Restricted Stock Units, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company (or its agent) at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, payment or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you, including any amounts payable with respect to the Restricted Stock Units, an amount sufficient to satisfy its withholding obligations.

Plan Governs: The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your award of Restricted Stock Units and definitions of capitalized terms used and not defined in this Award Agreement can be found in the Plan, a copy of which is available on request.

Amendments; Binding Nature: This Award Agreement may be amended only with the consent of both you and the Company, unless the amendment is not to your detriment or the Plan permits such amendment without your consent. The failure of the Company to enforce any provision of this Award Agreement at any time shall in no way constitute a waiver of such provision or of any other provision hereof. This Award Agreement shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.

Committee Interpretation Binding; Counterparts: As a condition to the grant of the Restricted Stock Units, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award Agreement and the Plan shall be subject to interpretation by the Committee, and that any interpretation by the Committee of the terms of this Award Agreement or the Plan, and any determination made by the Committee pursuant to this Award Agreement or the Plan, shall be final, binding and conclusive. This Award Agreement may be executed in counterparts.

BY SIGNING BELOW AND AGREEING TO THIS AWARD AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE THAT YOU HAVE READ THIS AWARD AGREEMENT AND THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed, and you have executed this Award Agreement by accepting the Award Agreement electronically online through the Company’s stock plan administrator, all as of the Grant Date.

OSHKOSH CORPORATION

By: ___________________________

Accepted:

By: ____________________________